EXHIBIT 23(b)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (Form S-8, Nos. 33-17196, 33-44822, 33-44877, 33-44876, 33-22459, 33-38491, 33-54075, 33-54079, 33-54077, 333-47833, 333-28273 and Form S-3 Nos. 33-6001 and 333-60175) pertaining to various stock option and employee savings plans of Wellman, Inc. of our report dated 27 January 2000, with respect to the consolidated financial statements of Wellman International Limited and Subsidiaries at 31 December 1999 and 1998 and for each of the three years in the period ended 31 December 1999, included in this Annual Report (Form 10-K) of Wellman, Inc.

KPMG

Chartered Accountants

Registered Auditors

Dublin, Ireland

27 March 2000